Exhibit 99.1

Clipper Realty Inc. Announces Third Quarter 2017 Results

NEW YORK, October 26, 2017 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three and nine months ended September 30, 2017.

Highlights for the Three and Nine Months Ended September 30, 2017

●	Grew revenues by approximately 5% to $26.0 million in the third quarter 2017, and by 11% to $76.6 million in the nine months ended September 30, 2017, compared to the same periods in 2016.
●	Achieved record quarterly Income from Operations of $7.4 million, and Net Operating Income (“NOI”) of $14.0 million in the third quarter 2017 consistent with the second quarter 2017 record.
●

Reduced net loss by 38% to $1.6 million, or $0.04 per share, for the third quarter 2017, and by 52% to $4.5 million, or $0.11 per share, for the nine months ended September 30, 2017, compared to the same periods in 2016.

●

Increased Adjusted Funds from Operations (“AFFO”) by 21% to $4.0 million, or $0.09 per share, in the third quarter 2017, and by 69% to $12.1 million, or $0.28 per share, in the nine months ended September 30, 2017, compared to the same periods in 2016.

●	Declares dividend of $0.095 for the third quarter 2017, representing a 46% increase over the same period in 2016.
●	In the process of closing the acquisition of 10 West 65th Street, a residential property in Manhattan, for $79.0 million.

David Bistricer, Co-Chairman and Chief Executive Officer, said,

“We are pleased with our third quarter results, generating solid revenue increases and continuing high levels of NOI and AFFO, which reflect the quality of our property portfolio and the operational excellence of our team. With strong management and prudent capital improvements, we believe our properties will contribute meaningfully to our cash flow growth over time. As we progress through the remainder of 2017 and beyond, we remain focused on executing our internal and external strategic initiatives - driving cash flow, increasing scale, enhancing efficiencies through asset repositioning and expertly operating our high-quality portfolio - to create long-term value for our shareholders. We are excited to continue to grow our portfolio, as we close the acquisition of 10 West 65th Street for $79.0 million.”

Financial Results

Revenues grew by $1.2 million, or approximately 5%, to $26.0 million for the third quarter 2017, compared to $24.8 million for the third quarter 2016. Revenues grew by $7.9 million, or approximately 11%, to $76.6 million in the nine months ended September 30, 2017, compared to $68.8 million for the nine months ended September 30, 2016. The growth is attributable to a lease renewal on approximately one-third of the office space at the 250 Livingston property effective January 2017, increases in residential rents per square foot at the Flatbush Gardens property, increases in residential rents per square foot and occupancy at the Tribeca House property, and, for the nine-month period, the acquisition of the Aspen property in June 2016.

Net loss for the third quarter 2017 was $1.6 million, or $0.04 per share, compared to $2.5 million or $0.07 per share for the third quarter 2016, representing an improvement of approximately 38%. Net loss for the nine months ended September 30, 2017, was $4.5 million, or $0.11 per share, compared to $9.3 million, or $0.25 per share for the nine months ended September 30, 2016, representing an improvement of approximately 52%. The reduction in net loss in both periods was due to higher revenue and reduced interest expense, partially offset by higher real estate taxes, operating expenses, general and administrative expenses and depreciation and amortization and, in the nine-month period, the acquisition of the Aspen property in June 2016.

AFFO for the third quarter of 2017 was $4.0 million, or $0.09 per share, as compared to $3.3 million, or $0.09 per share, in third quarter 2016, and $12.1 million, or $0.28 per share, for the nine months ended September 30, 2017, as compared to $7.2 million, or $0.19 per share, for the same period in 2016. These increases reflect the above-mentioned increases in revenue, the operating expense changes discussed above and, in the nine-month period, the acquisition of the Aspen property in June 2016. AFFO is a non-GAAP measure. See “Reconciliation of Non-GAAP Measures.”

Balance Sheet

Notes payable (excluding unamortized loan costs) was $821.4 million at September 30, 2017, as compared to $764.6 million at December 31, 2016. The balance at September 30, 2017, includes the $59.0 million mortgage loan obtained in connection with the 107 Columbia Heights acquisition discussed below.

In the first quarter 2017, the Company completed an initial public offering in which it sold approximately 6.4 million shares at $13.50 per share, raising approximately $86.3 million of gross proceeds.

Acquisitions

The Company is in the process of closing the acquisition of 10 West 65th Street in Manhattan, which comprises approximately 82,000 square feet plus 53,000 square feet of air rights, for $79.0 million or $585 per square foot. The 82-unit property is located near Lincoln Center and Central Park in the Upper West Side submarket of Manhattan. The Company plans to invest incremental capital to enhance the property. In connection with the acquisition, the Company obtained a $34.35 million, ten-year mortgage loan secured by the property. The note bears interest at 3.375% for the first five years and thereafter at the prime rate plus 2.75%, subject to an option to fix the rate for the remaining five years of the term. The note requires interest-only payments for the first two years and monthly principal and interest payments thereafter based on a 30-year amortization schedule.

In May 2017, the Company completed the purchase of a residential property located at 107 Columbia Heights in Brooklyn for $87.5 million or $568 per square foot. The property comprises approximately 154,000 square feet in 159 residential units. In connection with the acquisition, the Company obtained a $59.0 million mortgage loan, secured by the property, bearing interest of 3.85% over LIBOR, and maturing in August 2020. The loan allows for additional borrowings of up to $14.7 million for capital improvements. The property is carried on the balance sheet as real estate under development.

Capital Expenditures

The Company has been engaged in a capital program to reposition several of its properties and achieve optimal rent growth. The Company spent $15.5 million, primarily on major renovation projects, for the nine months ended September 30, 2017, as compared to $13.0 million in the same period in 2016. At the Tribeca House property, the expenditures were to upgrade units and common areas, including the lobby. At the Flatbush Gardens property, comprising 59 buildings and nearly 22 acres, the expenditures included the replacement of a major terrace area, installation of security cameras, lighting and refurbishment of all basement areas, and installation of new mailboxes and new laundry rooms. At 141 Livingston Street, the expenditures were to refurbish elements of the property as agreed under the lease that renewed in 2014. At the 107 Columbia Heights property, the Company’s expenditures were to commence development of the property and were funded primarily from the construction loan.

Dividend

The Company today declared its third quarter dividend of $0.095 per share to shareholders of record on November 6, 2017, payable November 13, 2017. This represents a 46% increase from the dividend paid in the third quarter of 2016.

Conference Call and Supplemental Material

The Company will host a conference call on October 26, 2017 at 5:00 PM Eastern Time to discuss further third quarter 2017 results. The conference call can be accessed by dialing 888-267-2845 or 973-413-6102, conference entry code 475762. A replay of the call will be available from October 26, 2017, following the call through November 9, 2017, by dialing 800-332-6854 or 973-528-0005, replay conference ID 475762. Supplemental data to this release can be found under the “Company Presentations” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (“SEC”) will be filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on Clipper Realty Inc., please visit www.clipperrealty.com.

Forward Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward looking statements. These forward-looking statements may include estimates concerning the timing of certain acquisitions, the amount of capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the Securities and Exchange Commission, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016.

Contacts

Investors:

Email: investorrelations@clipperrealty.com

Phone: (718) 438-2804 extension 2249

Clipper Realty Inc.
Consolidated Balance Sheets
(In thousands, except for share data)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Investment in real estate
Land and improvements	$433,666	$433,666
Building and improvements	445,482	435,318
Tenant improvements	3,003	2,986
Furniture, fixtures and equipment	9,758	9,281
Real estate under development	92,441	-
Total investment in real estate	984,350	881,251
Accumulated depreciation	(69,570)	(58,174)
Investment in real estate, net	914,780	823,077

Cash and cash equivalents	54,769	37,547
Restricted cash	17,799	11,105
Tenant and other receivables, net of allowance for doubtful accounts of $2,115 and $2,768, respectively	5,206	4,485
Deferred rent	3,588	3,825
Deferred costs and intangible assets, net	12,046	13,953
Prepaid expenses and other assets	15,201	11,216
TOTAL ASSETS	$1,023,389	$905,208

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized loan costs of $11,351 and $10,134, respectively	$810,044	$754,459
Accounts payable and accrued liabilities	7,415	8,982
Security deposits	6,501	6,248
Below-market leases, net	5,522	6,862
Other liabilities	3,671	2,441
TOTAL LIABILITIES	833,153	778,992

Equity:
Preferred stock, $0.01 par value, 12.5% Series A cumulative non-voting, $137,500 liquidation preference; zero and 132 shares issued and outstanding, respectively	-	-
Common stock, $0.01 par value; 500,000,000 shares authorized, 17,812,755 and 11,422,606 shares issued and outstanding, respectively	178	114
Additional paid-in-capital	91,841	46,671
Accumulated deficit	(15,232)	(8,584)
Total stockholders' equity	76,787	38,201

Non-controlling interests	113,449	88,015
TOTAL EQUITY	190,236	126,216

TOTAL LIABILITIES AND EQUITY	$1,023,389	$905,208

Clipper Realty Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES
Residential rental income	$18,558	$17,667	$54,674	$49,405
Commercial income	5,476	4,884	16,418	13,843
Tenant recoveries	1,162	1,086	3,223	2,969
Garage and other income	812	1,199	2,314	2,550
TOTAL REVENUES	26,008	24,836	76,629	68,767

OPERATING EXPENSES
Property operating expenses	6,519	6,201	20,188	18,885
Real estate taxes and insurance	5,536	4,883	15,005	13,023
General and administrative	2,501	2,395	7,285	6,317
Acquisition costs	10	-	37	407
Depreciation and amortization	4,086	4,008	12,084	10,646
TOTAL OPERATING EXPENSES	18,652	17,487	54,599	49,278

INCOME FROM OPERATIONS	7,356	7,349	22,030	19,489

Interest expense, net	(8,925)	(9,886)	(26,508)	(28,749)

Net loss	(1,569)	(2,537)	(4,478)	(9,260)

Net loss attributable to non-controlling interests	938	1,769	2,736	6,457
Dividends attributable to preferred shares	-	(4)	(8)	(11)
Net loss attributable to common stockholders	$(631)	$(772)	$(1,750)	$(2,814)

Basic and diluted net loss per share	$(0.04)	$(0.07)	$(0.11)	$(0.25)

Weighted average common shares / OP units
Common shares outstanding	17,813	11,423	16,756	11,423
OP units outstanding	26,317	26,317	26,317	26,317
Diluted shares outstanding	44,130	37,740	43,073	37,740

Clipper Realty Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,478)	$(9,260)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	11,396	9,845
Amortization of deferred financing costs	2,163	4,253
Amortization of deferred costs and intangible assets	1,864	1,987
Amortization of above- and below-market leases	(1,297)	(1,357)
Deferred rent	237	(60)
Stock-based compensation	2,268	1,891
Change in fair value of interest rate caps	359	9
Changes in operating assets and liabilities:
Restricted cash	(6,694)	(4,234)
Tenant and other receivables	(721)	(2,451)
Prepaid expenses, other assets and deferred costs	2,760	1,747
Accounts payable and accrued liabilities	(1,321)	2,267
Security deposits	253	257
Other liabilities	1,230	359
Net cash provided by operating activities	8,019	5,253

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to land, buildings and improvements	(14,104)	(12,988)
Acquisition deposit	(8,126)	(15,000)
Cash paid in connection with acquisition of real estate	(87,586)	(102,845)
Net cash used in investing activities	(109,816)	(130,833)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds and costs from sale of common stock	78,685	(526)
(Redemption) sale of preferred stock	(145)	132
Payments of mortgage notes	(2,545)	(55,530)
Proceeds from mortgage notes	59,347	149,500
Dividends and distributions	(12,310)	(7,457)
Loan costs and other	(4,013)	(3,770)
Net cash provided by financing activities	119,019	82,349

Net increase (decrease) in cash and cash equivalents	17,222	(43,231)
Cash and cash equivalents - beginning of period	37,547	125,332
Cash and cash equivalents - end of period	$54,769	$82,101

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $1,720 in 2017	$24,848	$24,868
Other non-cash items capitalized to real estate under development	1,409	-

Clipper Realty Inc.

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

We disclose and discuss funds from operations (“FFO”), adjusted funds from operations (“AFFO”), adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), and net operating income (“NOI”) all of which meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC.

While management and the investment community in general believe that presentation of these measures provides useful information to investors, neither FFO, AFFO, Adjusted EBITDA, nor NOI should be considered as an alternative to net income or income from operations as an indication of our performance. We believe that to understand our performance further, FFO, AFFO, Adjusted EBITDA, and NOI should be compared with our reported net income or income from operations and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.

Funds From Operations and Adjusted Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment adjustments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight-line rent adjustments to revenue from long-term leases, amortization costs incurred in originating debt, interest rate cap mark-to-market, amortization of non-cash equity compensation and acquisition costs, less recurring capital expenditures.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO useful in evaluating potential property acquisitions and measuring operating performance. We further consider AFFO useful in determining funds available for payment of distributions. Neither FFO nor AFFO represent net income or cash flows from operations computed in accordance with GAAP. You should not consider FFO and AFFO to be alternatives to net income as reliable measures of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (computed in accordance with GAAP) as measures of liquidity.

Neither FFO nor AFFO measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities computed in accordance with GAAP. Further, FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO and AFFO.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented to net loss before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
FFO
Net loss	$(1,569)	$(2,537)	$(4,478)	$(9,260)
Real estate depreciation and amortization	4,086	4,008	12,084	10,646
FFO	$2,517	$1,471	$7,606	$1,386

AFFO
FFO	$2,517	$1,471	$7,606	$1,386
Amortization of real estate tax intangible	392	518	1,176	1,186
Amortization of above- and below-market leases	(431)	(438)	(1,297)	(1,357)
Straight-line rent adjustments	81	(41)	237	(60)
Amortization of debt origination costs	721	1,159	2,163	4,253
Interest rate cap mark-to-market	30	-	359	9
Amortization of LTIP awards	840	779	2,269	1,891
Acquisition costs	10	-	37	407
Recurring capital spending	(134)	(121)	(411)	(535)
AFFO	$4,026	$3,327	$12,139	$7,180
AFFO Per Share/Unit	$0.09	$0.09	$0.28	$0.19

Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net loss before allocation to non-controlling interests, plus real estate depreciation and amortization, amortization of identifiable intangibles, straight-line rent adjustments to revenue from long-term leases, amortization of non-cash equity compensation, interest expense (net) and acquisition costs.

We believe that this measure provides an operating perspective not immediately apparent from GAAP income from operations or net income. We consider Adjusted EBITDA to be a meaningful financial measure of our core operating performance.

However, Adjusted EBITDA should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to that of other REITs.

The following table sets forth a reconciliation of Adjusted EBITDA for the periods presented to net loss before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDA
Net loss	$(1,569)	$(2,537)	$(4,478)	$(9,260)
Real estate depreciation and amortization	4,086	4,008	12,084	10,646
Amortization of real estate tax intangible	392	518	1,176	1,186
Amortization of above- and below-market leases	(431)	(438)	(1,297)	(1,357)
Straight-line rent adjustments	81	(41)	237	(60)
Amortization of LTIP awards	840	779	2,269	1,891
Interest expense, net	8,925	9,886	26,508	28,749
Acquisition costs	10	-	37	407
Adjusted EBITDA	$12,334	$12,175	$36,536	$32,202

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as income from operations plus real estate depreciation and amortization, general and administrative expenses, acquisition costs, amortization of identifiable intangibles and straight-line rent adjustments to revenue from long-term leases. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used metric in valuation of properties.

However, NOI should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to that of other REITs.

The following table sets forth a reconciliation of NOI for the periods presented to income from operations, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
NOI
Income from operations	$7,356	$7,349	$22,030	$19,489
Real estate depreciation and amortization	4,086	4,008	12,084	10,646
General and administrative	2,501	2,395	7,285	6,317
Acquisition costs	10	-	37	407
Amortization of real estate tax intangible	392	518	1,176	1,186
Amortization of above- and below-market leases	(431)	(438)	(1,297)	(1,357)
Straight-line rent adjustments	81	(41)	237	(60)
NOI	$13,995	$13,791	$41,552	$36,628